A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	844,561,437.34	94.703
Withheld	47,235,465.19	5.297
TOTAL	891,796,902.53	100.000
Albert R. Gamper, Jr.
Affirmative	853,440,799.62	95.699
Withheld	38,356,102.91	4.301
TOTAL	891,796,902.53	100.000
Abigail P. Johnson
Affirmative	842,289,734.85	94.449
Withheld	49,507,167.68	5.551
TOTAL	891,796,902.53	100.000
Arthur E. Johnson
Affirmative	850,300,423.20	95.347
Withheld	41,496,479.33	4.653
TOTAL	891,796,902.53	100.000
Michael E. Kenneally
Affirmative	854,764,680.14	95.847
Withheld	37,032,222.39	4.153
TOTAL	891,796,902.53	100.000
James H. Keyes
Affirmative	852,387,002.52	95.581
Withheld	39,409,900.01	4.419
TOTAL	891,796,902.53	100.000
Marie L. Knowles
Affirmative	855,137,247.95	95.889
Withheld	36,659,654.58	4.111
TOTAL	891,796,902.53	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	850,746,267.79	95.397
Withheld	41,050,634.74	4.603
TOTAL	891,796,902.53	100.000

A Denotes trust-wide proposal and voting results.